SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                            Monocacy Bancshares, Inc.
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                                (Name of Issuer)

                          Common Stock, $5.00 par value
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                         (Title of Class of Securities)

                                   609 753 108
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                                 (CUSIP Number)



                               Page 1 of 4 Pages

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CUSIP No. 609 753 108                                          Page 2 of 4 Pages


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jacob M. Yingling

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[ ]
         Not applicable

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

 NUMBER OF     5.   SOLE VOTING POWER 3,813

  SHARES

 BENEFICIALLY  6.   SHARED VOTING POWER None

 OWNED BY

               7.   SOLE DISPOSITIVE POWER 3,813

   EACH

 REPORTING     8.   SHARED DISPOSITIVE POWER None

PERSON WITH

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [x]

     Does not include 854 shares beneficially owned individually by spouse as to which reporting person disclaims beneficial ownership.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.23%

12.  TYPE OF REPORTING PERSON* IN



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CUSIP No. 609 753 108                                          Page 3 of 4 Pages


ITEM 1(A).        NAME OF ISSUER:

         Monocacy Bancshares, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         222 East Baltimore Street
         Taneytown, Maryland 21787

ITEM 2(A).        NAME OF PERSON FILING:

         Jacob M. Yingling

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

         24 Kalten Road
         Westminster, Maryland 21158

ITEM 2(C).        CITIZENSHIP:

         United States

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

         Common Stock, $5.00 par value of Monocacy Bancshares, Inc.

ITEM 2(E).        CUSIP NUMBER.

         609 753 108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE FILING PERSON IS A:

         (a) [ ]  Broker or dealer registered under Section 15 of the Act,

         (b) [ ]  Bank as defined in Section 3(a)(60) of the Act,

         (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) [ ]  Investment   Company   registered   under  Section  8  of  the
                  Investment Company Act,

         (e) [ ]  Investment   Adviser  registered  under  Section  203  of  the
                  Investment Advisers Act of 1940,

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g) [ ]  Parent   Holding    Company,    in   accordance    with   Rule
                  13d-1(b)(ii)(G); see Item 7,

         (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

         Not applicable.

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CUSIP No. 609 753 108                                          Page 4 of 4 Pages

ITEM 4.           OWNERSHIP

         Not applicable.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.          CERTIFICATION.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January ___ 1998                                      /s/ Jacob M. Yingling
                                                     ----------------------
                                                     Jacob M. Yingling